                            STOCK PURCHASE AGREEMENT

                                 by and between

                              RUBUS REALTY COMPANY

                                      and

                               THE COMPANY DOCTOR

                              TABLE OF CONTENTS
                                                                           Page

ARTICLE I   -  PURCHASE AND SALE OF STOCK                                    1
         1.1     Purchase and Sale of Stock.                                 1
         1.2     Time, Date and Place of Closing.                            1

ARTICLE II  -  PURCHASE PRICE                                                2

         2.1     Purchase Price.                                             2
         2.2     Earnest Money.                                              2

ARTICLE  III-  SELLER'S REPRESENTATIONS AND WARRANTIES
         3.1      Organization.                                              2
         3.2      Authority.                                                 2
         3.3      Transaction not a Breach.                                  2
         3.4      Capitalization of the Company.                             3
         3.5      Ownership of Stock of the Company.                         3
         3.6      Corporate Records.                                         4
         3.7      Officers and Directors.                                    4
         3.8      Compliance with Applicable Laws.                           4
         3.9      Contracts.                                                 4
         3.10     Real Estate.                                               4
         3.11     Financial Statements.                                      5
         3.12     Reserves.                                                  5
         3.13     Change in Financial Condition.                             5
         3.14     Employee Benefit Plans.                                    5
         3.15     Labor Matters.                                             6
         3.16     Tax Returns.                                               6
         3.17     Personal Property.                                         7
         3.18     Litigation of the Company.                                 7
         3.19     Corporate Insurance Coverage.                              7
         3.20     Certificates of Authority, Licenses and Permits.           7
         3.21     Liabilities.                                               7
         3.22     Bank Accounts and Deposits.                                7
         3.23     Required Consents.                                         8
         3.24     Disclosure.                                                8
         3.25     Powers of Authority.                                       8
         3.26     Reinsurance Arrangements.                                  8
         3.27     Investments.                                               9

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         3.27     Investments.                                               9
         3.28     Required Filings and Reports of Examination.               9
         3.29     Insurance Business.                                        9

ARTICLE  IV -  BUYER'S REPRESENTATIONS AND WARRANTIES

         4.1      Organization.                                              9
         4.2      Authority.                                                 9
         4.3      Transaction not a Breach.                                  9

ARTICLE V   -  OTHER AGREEMENTS                                              10

         5.1      Inspection.                                                10
         5.2      Operation of Business.                                     10
         5.3      Taxes.                                                     11
         5.4      Closing Costs.                                             12
         5.5      Government Filings.                                        12


ARTICLE VI  -  CONDITIONS TO OBLIGATIONS                                     12

         6.1      Conditions to Obligations of Buyer.                        12
         6.2      Conditions to Obligations of Seller.                       14
         6.3      Non-Fulfillment of Conditions.                             14

ARTICLE VII -  DELIVERIES AT CLOSING                                         15

         7.1      Deliveries by Seller at Closing.                           15
         7.2      Deliveries by Buyer at Closing.                            15

ARTICLE VIII-  INDEMNIFICATION                                               16

         8.1      Indemnification By Seller.                                 16
         8.2      Indemnification By Buyer.                                  16
         8.3      Satisfaction of Loss                                       16
         8.4      Duration and Limit.                                        16


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ARTICLE IX  -  MISCELLANEOUS                                                 17

         9.1      Notices.                                                   17
         9.2      Severability.                                              18
         9.3      Assignment.                                                18
         9.4      Entire Agreement.                                          18
         9.5      Documents.                                                 18
         9.6      Third Parties.                                             18
         9.7      Governing Law.                                             18
         9.8      Condition Precedent.                                       19

                               LIST OF SCHEDULES

Schedule 2.3              Escrow Agreement

Schedule 3.5              Describes certificates representing all issued and outstanding shares of the Stock.

Schedule 3.7              Name and office of every current officer and director of the Company.

Schedule 3.9              A true and complete list of every material active contract

Schedule 3.15             Employment discrimination claims

Schedule 3.16             Tax audits

Schedule 3.19             A true, correct and complete list and description of all fidelity and surety bonds and insurance policies

Schedule 3.20             Commissioner's Order No. 95-0970, dated September 20, 1995.

Schedule 3.22             A true, accurate and complete list and description of each bank account or other deposits.

Schedule 3.23             A complete and accurate list and description of each registration, filing, application, notice, transfer, consent, approval, court order, qualification or waiver ("Required Consents").

Schedule 3.28             Examinations of governmental filings and a copy of the most recent report of examination issued by the TDI.

                            STOCK PURCHASE AGREEMENT


    THIS  STOCK  PURCHASE   AGREEMENT ("Agreement") is entered into as of the
30th day of May, 1996, by and between Rubus Realty Company ("Seller") and
The Company Doctor ("Buyer").

                                   RECITALS:

    1. The Seller, Rubus Realty Company, (formerly known as Furr's, Inc.) is a corporation organized under the laws of the state of Delaware and reorganized under the provisions of the Second Amended Plan of Reorganization ("Plan") confirmed by the United States Bankruptcy Court for the District of New Mexico (the "Bankruptcy Court"), in an order filed on October 19, 1994 in Case Number 11-93-10329-RA;

    2. The Company Doctor is a corporation organized under the laws of the State of Delaware with its principal executive offices located at Suite 100, 1200 East Copeland, Arlington, Texas;

    3. Seller is the beneficial and record owner of 370,000 shares of common stock, $1.00 par value of Montfort Insurance Company (the "Company"), which shares represent one hundred percent (100%) of the issued and outstanding capital stock (the "Stock"); and

    4. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Stock, upon the terms and conditions hereinafter set forth,

    NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                     ARTICLE I - PURCHASE AND SALE OF STOCK


    1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer at the Closing, and Buyer shall purchase from Seller at the Closing, the Stock, for the purchase price set forth in Section 2.1 hereof.

    1.2 TIME, DATE AND PLACE OF CLOSING. The transaction which is the subject of this Agreement shall be closed on June 27, 1996 at 10:00 a.m., or on such other date and time as the parties shall mutually agree upon in writing ("the Closing Date"). The Closing shall take place at the offices of Thompson, Coe, Cousins & Irons, L.L.P. 200 Crescent Court, 11th Floor, Dallas, Texas 75201.





STOCK PURCHASE AGREEMENT - Page 1

                          ARTICLE II - PURCHASE PRICE


    2.1 PURCHASE PRICE. The purchase price ("Purchase Price") of the Stock shall be Six Hundred Eighty-Seven Thousand Ten Dollars ($687,010.00), which shall be paid to Seller in cash at the Closing.

    2.2 PAYABLE TO PARENT, SUBSIDIARIES AND AFFILIATES. The Company, at Closing, shall pay its indebtedness in the amount of Twelve Thousand Nine Hundred Ninety Dollars ($12,990.00), as shown in the Company's Annual Statement for the year 1995 (Line 17, page 03).

    2.3 EARNEST MONEY. Buyer agrees, upon execution hereof, to deposit earnest money in the amount of Fifty Thousand Dollars ($50,000) (the "Earnest Money") as evidence of its intent to comply with the terms hereunder, which shall be subject to any payment due Seller, or return to Buyer, in accordance with Section 6.3. The earnest money shall be deposited by Buyer with Thompson, Coe, Cousins & Irons, L.L.P. to be held in its trust account in accordance with an escrow agreement, the form of which is attached as Schedule 2.3.


             ARTICLE III - SELLER'S REPRESENTATIONS AND WARRANTIES

    Seller represents and warrants to Buyer on the date of this Agreement, again on the Closing Date and thereafter for a period beginning with the date of this Agreement and ending with entry of the Final Decree of the Bankruptcy Court closing the Bankruptcy Case, as follows:

    3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, subject to the condition described in Section 3.20.

    3.2 AUTHORITY. Subject to the Required Consents (provided in Section 3.24) including the approval of this transaction by final order of the Bankruptcy Court and the approval, or recommendation of the Official Committee of Unsecured Creditors approved in the bankruptcy case, the execution, delivery, and performance of this Agreement by Seller will have been duly and properly authorized by proper action in accordance with applicable law at the Closing. This Agreement and the other agreements and instruments to be executed, delivered and performed by Seller in connection with the transactions contemplated hereby, will constitute, legal, valid and binding obligations of Seller and each is and will be enforceable in accordance with its terms upon Seller's obtaining of the Required Consents. Seller shall take all necessary actions to obtain a final order from the Bankruptcy Court approving this transaction free and clear of all liens and encumbrances as contemplated by
Section 3.5.

    3.3 TRANSACTION NOT A BREACH. Subject to the Required Consents, neither the execution and delivery of this Agreement nor the performance by Seller of any of its obligations hereunder will: (a) conflict with or result in the breach of any of the terms or conditions of or constitute a default under the Articles of Incorporation or the By-Laws of the Company or of any policy,





STOCK PURCHASE AGREEMENT - Page 2
contract, document, agreement, lease, license, mortgage or other instrument or obligation of any nature to which the Company, or Seller is a party or by which the Company, or Seller or any property or assets of the Company, or Seller may be bound or affected; (b) constitute an event which would permit any party to modify, alter, amend, cancel or otherwise affect or terminate any such policy, bond, contract, document, agreement, lease, license authority or other arrangement or accelerate the performances required by or the maturity of any indebtedness or other obligation of the Company; (c) create or impose any lien, charge or encumbrance on any of the assets of the Company; or (d) violate or be in conflict with any applicable law, statute, rule, ordinance or regulation of any jurisdiction or any judgement, injunction, writ, award, order or decree of any court or other governmental authority applicable to the Seller, the Company or their respective properties or assets.


    3.4 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 400,000 shares of common stock, one dollar ($1.00) par value per share, 370,000 of which shares are now validly issued and outstanding, fully paid, nonassessable and free of preemptive and rescission rights of any kind. Except for the rights of Buyer with respect to the Stock provided for herein, there are no outstanding options, subscriptions, contracts, agreements, arrangements, warrants or other rights, written or oral, to purchase or otherwise acquire any of the Stock, or securities convertible into or exchangeable for, any of the Stock. No person or entity has any right to any payment or consideration with respect to any ownership or other claim relating to the Stock except for Seller. Except for the rights of Buyer with respect to the Stock provided for herein, neither Seller nor the Company has made any commitment relating to the issuance, voting, sale or disposition of any of the Stock or any such warrants, options, subscriptions, contracts, agreements, arrangements, rights or convertible or exchangeable securities or evidences of indebtedness of the Company.

    3.5    OWNERSHIP OF STOCK OF THE COMPANY.

    The Stock, constituting 100% of the authorized, issued and outstanding capital stock of the Company, all of which Stock is validly authorized, duly issued, fully paid and nonassessable, and free and clear of all liens, claims, guarantees and encumbrances of any kind and nature whatsoever, is owned by the Seller. Schedule 3.5 describes the certificates representing all issued and outstanding shares of the Stock. No person or entity has any rights by way of stock option, convertible security, subscription, warrant, contract or other agreement or arrangement, written or oral, to purchase or acquire any capital stock of the Company. Seller has full right, power and authority to transfer the Stock to Buyer and upon Closing, Buyer will receive good and marketable title to the Stock free and clear of all liens, claims and encumbrances of any kind and nature whatsoever. The Company has not issued or entered into any note, loan, subordinated debenture, surplus debenture, debt security or other agreement, document or instrument evidencing indebtedness for borrowed money which remains unpaid as of the date hereof.





STOCK PURCHASE AGREEMENT - Page 3

    3.6 CORPORATE RECORDS. The minute books and stock record books of the Company (which will be made available for Buyer's review as soon as conveniently possible after execution hereof) are, to Seller's best knowledge and belief, complete and correct in all respects and set forth all actions of the Board of Directors, committees of the Board of Directors and the shareholders of the Company to date (in the case of the minute book) and a record of all stock issuances and transfers (in the case of the stock record book).


    3.7 OFFICERS AND DIRECTORS. Schedule 3.7 attached hereto sets forth the name and office of every current officer and director of the Company.


    3.8 COMPLIANCE WITH APPLICABLE LAWS. The Company has complied with all laws, regulations, injunctions, decrees, permits and orders to which it is subject, and has received no notice, within the preceding 24 months, of any alleged violation of any such law, statute, rule, regulation, injunction, decree, permit or order.


    3.9 CONTRACTS. Attached hereto as Schedule 3.9 is a true and complete list of every material active contract, to which the Company is a party or which relates, directly or indirectly, to the Company's business, including, without limitation, agreements relating to the hiring of agents, brokers, producers, representatives or other independent contractors; reinsurance agreements; service contracts; claims adjustment service contracts; agreements regarding the sale of insurance products or services; bonus or incentives, deferred compensation, group insurance and other employee benefit plans or arrangements; leases or other contracts relating to personal property; loan agreements, security agreements, conditional sale or title retention agreements or other instruments relating to financing; and storage, transportation or similar agreements with warehousemen or carriers, excluding, however, insurance policies and settlement agreements made in connection with insurance claims, copies of which have been, or will be made available to Buyer for inspection prior to Closing. The term "active contract" shall mean, for these purposes, any contract which is in effect or for which outstanding obligations may exist at this time. Seller has furnished Buyer a true and accurate copy of each such written contract and a true and accurate summary of each such oral agreement so listed. Except as set forth in Schedule 3.9, all such contracts, agreements, relationships and commitments are in full force and effect, enforceable in accordance with their terms, no party is in default with respect thereto, there is no event which with the passage of time or giving of notice, or both, would create a default and no party thereto as threatened to terminate any such contract, agreement, relationship or commitment.

    3.10   REAL ESTATE.  The Company neither owns nor leases real estate.





STOCK PURCHASE AGREEMENT - Page 4

    3.11 FINANCIAL STATEMENTS. Seller shall cause to be delivered to Buyer true, correct and complete copies of the Company's Convention Form Statutory Financial Statements, as filed with the Texas Department of Insurance ("TDI") for the calendar years ended December 31, 1993, December 31, 1994 and December 31, 1995, and for each calendar quarter after 1995 commencing with the quarterly period ended March 31, 1996 and ending on the last day of the quarterly period immediately preceding the Closing Date for which said quarterly statements are available, (collectively, the "Statutory Financial Statements").

    (The Statutory Financial Statements, with the exception of the quarterly statements ending in the last day of the quarterly period immediately preceding the Closing Date, which shall be delivered as soon as available, will be delivered to Buyer upon execution hereof.)

    Subject to Section 3.12, the Statutory Financial Statements, including, without limitation, the provisions made therein for investments and the valuation thereof, present or will present fairly the financial position, admitted assets, liabilities, change in financial position, policyholders' surplus, cash flows and other funds of the Company and the results of its operations as of the dates and for the periods indicated, determined in conformity with generally accepted statutory accounting practices applied on a basis consistent with prior periods. Except for liabilities and obligations disclosed or provided for in the Statutory Financial Statements, the Company did not or will not, as of the respective date of each Statutory Financial Statement, have any liabilities or obligations which, in conformity with generally accepted statutory accounting practices applied on a basis consistent with prior periods, would have been required to be or should be disclosed or provided for in such Statutory Financial Statements.


    3.12 RESERVES. The reserves for unpaid losses and loss adjustment expenses in the Statutory Financial Statements have been fully disclosed to Buyer based upon all information known to Seller and the Company, and Buyer has had full opportunity to perform its due diligence review of all such reserves. Due to the variability and uncertainty intrinsic to the claim evaluation and settlement processes, Seller cannot guarantee, and makes no representation or warranty, that these reserves make sufficient provision for all ultimate unpaid loss and loss adjustment expense obligations.


     3.13 CHANGE IN FINANCIAL CONDITION. Since the date of the quarterly financial statement ended March 31, 1996, referred to in Section 3.11, there has not been any material change in the financial condition or in the results of operations, business, properties or assets of the Company.

    3.14 EMPLOYEE BENEFIT PLANS. There are no employee benefit plans, nor is the Company required to have any such plan, nor is the Company subject to any ERISA requirements.





STOCK PURCHASE AGREEMENT - Page 5

    3.15   LABOR MATTERS.

       (a) There are no active employment agreements, collective bargaining agreements, union contracts or similar types of agreements (including, without limitation, any side letters) by which the Company is bound or covered.

       (b) There are no outstanding agreements with any employee for a salary or bonus after the Closing.

       (c) There is no strike or union organizational activity or any allegation, charge or complaint of employment discrimination, unfair labor practice or other similar occurrence, pending or threatened against the Company, nor has the Company operated its business in such a way which would give rise to any such allegation, charge, or complaint.

       (d) To Seller's knowledge, no present or former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for (i) overtime pay;
(ii) wages or salary; (iii) vacation time off or pay in lieu of vacation time off; or (iv) any material violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, except, in the case of subsection (ii) with respect to any current obligation for employee compensation made in the ordinary course of the operation of the business of the Company. Except as described in Schedule 3.15, no person or party (including, but not limited to, governmental agencies of any kind) has filed, or to the knowledge of the Company or Seller has threatened to file, any claim against the Company under or arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices.
As of the date of the Closing, the Company will have no material obligation or liability with respect to any employees or former employees of the Company, financial or otherwise, with respect to any employee benefit plan, pension or retirement plan, or deferred compensation arrangement maintained by the Company or covering any employee or former employee of the Company.


    3.16 TAX RETURNS. The Company has filed, or made arrangements to file all federal, state, county, local and foreign tax returns and reports which it is required to have filed, whether for itself or in consolidation with affiliates, and such returns and reports are, or will be true, correct and complete. The Company has paid or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies which have or may become due pursuant to such returns or reports or pursuant to any assessment received with respect thereto. Except as described in Schedule 3.16, there is pending no audit or examination of any tax return of the Company by any governmental agency, nor has the Seller or the Company received notice of any such audit or examination, and there are no unexpired waivers or agreements for the extension of time for the assessment of taxes by the Company, or waiver of any statute of limitations with respect to any taxes, or tax returns, and there are no pending or threatened actions, proceedings or investigations by any governmental authority with respect to taxes.





STOCK PURCHASE AGREEMENT - Page 6

      Company has been, or will be included in the Seller's consolidated federal income tax returns since the date of organization or acquisition, as the case may be. The Company has consented to and has agreed to join in the filing of the Seller's consolidated federal income tax return for all years through the calendar year ended December 31, 1995. With respect to any period of time through Closing for which tax returns or reports have not yet been filed, or for which taxes are not yet due or owing, the Seller has established or has caused the Company to establish adequate reserves for all liabilities for taxes relating to the Company.


    3.17   PERSONAL PROPERTY.  The Company has no personal property.


    3.18 LITIGATION OF THE COMPANY. Other than insurance policy claims incurred in the regular course of business, there is no claim, suit, action, arbitration proceeding, or investigation pending or threatened against the Company, or to which the Company is otherwise a party, or which may affect the Company's business or its assets, before any court, or before any governmental department, commission, board, agency, or instrumentality or before any arbitration panel; nor does Seller or the Company know of any basis for any such claim, suit, action, proceeding, or investigation.


    3.19 CORPORATE INSURANCE COVERAGE. Attached hereto as Schedule 3.19 is a true, correct and complete list and description of all fidelity and surety bonds and insurance policies now in force that provide coverage to the Company. Such policies are in full force and effect, and the Company, is not in default under any of them.


    3.20 CERTIFICATE OF AUTHORITY. The Company's certificate of authority to conduct the business of insurance in the State of Texas (the "Certificate of Authority") is in good standing, except for the Commissioner's Order No. 95-0970, dated September 20, 1995, issued pursuant to Article 21.49C TEX. INS. CODE, a copy of which is attached as Schedule 3.20.


    3.21 LIABILITIES. Subject to Section 3.12, the Company has no liabilities or obligations (direct or indirect, absolute or contingent, matured or unmatured, asserted or unasserted, or otherwise) of whatever nature, whether arising out of contract, tort, statute or otherwise, except those liabilities recorded in the Statutory Financial Statements delivered pursuant to Section 3.11.

    3.22 BANK ACCOUNTS AND DEPOSITS. Attached hereto as Schedule 3.22 is a true, accurate and complete list of (i) each bank, or other financial institution in which the Company, has an account or safe deposit box, the number of each such account or box, a list of all assets held in each account or box and the names of all persons authorized to draw thereon, give instructions with respect thereto or to have access thereto; and (ii) any account or deposit maintained with the TDI or the Treasurer of the State of Texas.





STOCK PURCHASE AGREEMENT - Page 7

    3.23 REQUIRED CONSENTS. Schedule 3.23 sets forth a complete and accurate list and description of each registration, filing, application, notice, transfer, consent, approval, court order, qualification or waiver (each a "Required Consent", collectively "Required Consents") known to the Seller to be required to be obtained by the Seller or the Company, by virtue of the execution of this Agreement or the consummation of the transactions contemplated herein (i) to avoid the loss of a Certificate of Authority or of any license or (ii) to avoid the violation of any law or regulation or, any order to which the Company is a party, or by which any of its assets may be bound, or (iii) to prevent the possibility of a termination or impairment of any contract, reinsurance or other agreement or plan disclosed or referred to in any schedule hereto, or (iv) to enable the transfer of valid and marketable title of the Stock to Buyer, or (v) to enable the Company and Buyer to continue their respective businesses after the Closing Date as conducted prior to the Closing Date, or (vi) to continue after Closing the agreements of the reinsurers to provide reinsurance to the Company.


    3.24 DISCLOSURE. Seller has not omitted to state any material fact which is necessary in order to make the representations made herein to Buyer, in light of the circumstances under which they are made, not misleading. There is no fact or circumstance, alone or together with others, known to Seller that has not been disclosed to Buyer that materially and adversely affects or could affect the assets, business, financial condition or prospects of the Company or the ability of Seller to perform its obligations under this Agreement.


    3.25 POWERS OF ATTORNEY. The Company has no power of attorney or comparable delegation of authority outstanding, nor has the Company empowered any independent, unaffiliated agent with the authority to bind it with the exception of the authority granted to (i) its insurance agents pursuant to their respective agency agreements which were executed in the ordinary course of business, (ii) insurance adjusters, (iii) certain care providers, and (iv) its officers as set forth in the corporate records, all as described and set forth on Schedule 3.9.

    3.26 REINSURANCE ARRANGEMENTS. A list of all outstanding reinsurance arrangements and treaties to which the Company is a party as of the date hereof is included in Schedule 3.9. All such arrangements and treaties are in full force and effect for their respective periods and there are no defaults of any of the provisions of any such arrangements and treaties and there is no event which with the passage of time or the giving of notice, or both, would create a default. Neither the Company, nor any reinsurer under any of such arrangements or treaties presently in force has given any notice of termination (provisional or otherwise) in respect to any such arrangement or treaty, and there is no dispute under any such arrangement or treaty regarding the liability for any claim against the Company that the Company believes is governed by any such arrangement or treaty.





STOCK PURCHASE AGREEMENT - Page 8

    3.27 INVESTMENTS. The Company is in possession of all certificates or other documentation evidencing ownership of the "Invested Assets" (which shall be defined as those assets listed in the 1995 Convention Form Annual Statements, as modified by the quarterly statement of March 31, 1996), and have good and marketable title, free and clear of all liens, to all of the Invested Assets.


    3.28 REQUIRED FILINGS AND REPORTS OF EXAMINATION. Except as may be required for the transactions contemplated by this Agreement, the Company, since December 31, 1993, has duly filed with appropriate governmental authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports including, without limitation, any filings required under state's insurance holding company systems act. All such statements and filings are correct as filed, and there are no material omissions therefrom, except as set forth in Schedule 3.28. Schedule 3.28 also includes a copy of the most recent report of examination issued by the TDI with respect to the Company.
The Company has resolved all material issues raised in such reports to the satisfaction of the issuer of such reports.

    3.29 INSURANCE BUSINESS. Since December 1992, no insurance products have been offered or sold by the Company. The Company has paid in full all guaranty fund assessments for which it has been billed.


              ARTICLE IV - BUYER'S REPRESENTATIONS AND WARRANTIES


     Buyer represents and warrants to Seller on the date of this Agreement, again on the Closing Date and for a period of two (2) years thereafter, as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized and existing under the laws of the State of Delaware.

     4.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Buyer have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Articles of Incorporation and By-Laws of Buyer.

     4.3 TRANSACTION NOT A BREACH. Neither the execution and delivery of this Agreement nor its performance by Buyer will conflict with or result in a breach of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Buyer or any contract, agreement, mortgage or other instrument or obligation of any nature to which Buyer is a party or by which Buyer is bound, and except for the approval of the Insurance Commissioner of the State of Texas (referred to in Sec. 5.5), which Buyer must obtain, neither the execution and delivery of this Agreement nor its performance by Buyer will contravene or violate any statute or any judicial





STOCK PURCHASE AGREEMENT - Page 9
or governmental regulation, order, injunction judgment or decree or require the approval, consent or permission of any governmental or regulatory body or authority.

    4.4 DISCLOSURE. Buyer has not omitted to state any material fact which is necessary in order to make the representations made herein to Seller, in light of the circumstances under which they are made, not misleading. There is no fact or circumstance, alone or together with others, known to Buyer that has not been disclosed to Seller that materially or adversely affects or could affect the ability of Buyer to perform its obligations under this Agreement.

                          ARTICLE V - OTHER AGREEMENTS


    5.1 INSPECTION. Seller shall allow the Buyer and its authorized representatives or designees full access at reasonable times after the date hereof, and prior to the Closing Date, to all of the properties and records of the Company, and shall furnish Buyer and its authorized representatives or designees such access to the properties and records of the Company, as will allow Buyer to obtain requested information and to make preparations for the continued post-closing operation of the business of the Company. The Seller will reasonably cause the officers and employees of the Company, having any knowledge concerning the operation of the business of the Company, to cooperate fully in connection with any such requests and examinations and to the best of their abilities to make true and complete disclosure to Buyer and its representatives of all requested facts, information and documentation regarding the condition, financial or otherwise, of the Company, and pertaining to the business of the Company, the Certificate of Authority and any other permits or licenses. The Seller further agrees to cause the respective auditors, actuaries, consultants, reinsurers, other advisors and the general agents of the Company, to reasonably cooperate in connection with any such examination and to make full and complete disclosure to Buyer and its representatives of all requested work papers, studies, evaluations and facts regarding the condition, financial or otherwise, of the Company, and of the business of the Company. The access to be provided to Buyer hereunder, and Buyer's right to contact the Company's personnel, agents, reinsurers, rating agencies and brokers, shall be coordinated with the Seller.


     5.2 OPERATION OF BUSINESS. Seller will cause the Company to do (or not do, as the case may be) the following, from the date of this Agreement until the Closing hereunder:

       (a) To maintain the status quo of the Company and not incur or make any commitment or incur any expenditures other than in the ordinary course of business, and the Company shall provide to Buyer written notice of any claims or losses in excess of $5,000.00 under any insurance policies issued by the Company;

       (b) To maintain the invested assets of the Company in securities of substantially the same quality, liquidity and duration as the invested assets as of December 31, 1995;





STOCK PURCHASE AGREEMENT - Page 10

       (c) Not to change or amend the Articles of Incorporation or By-Laws of the Company or to appoint or elect any person or director or officer who is not serving as such on the date hereof;

       (d) Not to declare, set aside or pay any dividend or make any other distribution of assets in respect of its capital stock, and not to redeem, purchase or otherwise acquire any such stock;

       (e) Not to issue or sell, or to grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or to make any changes in its capital structure;

       (f) Not to organize any subsidiary, acquire any capital stock or other equity securities of any other corporation, or acquire any equity or ownership interest in any business, and not to merge with, liquidate into or otherwise combine with any other business, person or entity;

       (g) To preserve the corporate existence and business organization of the Company intact, and to use its best efforts to preserve relationships with suppliers, customers, agents, reinsurers and others having business relations with them;


       (h) To preserve and maintain in full force and effect, and in good standing (subject to Commissioner's Order No. 95-0970, referred to in Sec. 3.20), the Certificate of Authority of the Company;

       (i) Not to obligate the Company to pay any employee compensation or benefits, or modify any compensation or benefit arrangements in any way that would increase the rights or accelerate the payments as a result of a change of control of the Company.

       (j) Not to incur any indebtedness for borrowed money, nor guarantee any obligation, nor permit or suffer any of its assets to be subject to any lien.


     5.3    TAXES.

       (a) Tax Returns. With respect to tax returns for periods ending on or prior to the Closing Date (including, without limitation, all state and local returns for income, sales, use, property, intangible, premium, and franchise taxes), Seller shall be responsible for preparing and filing such returns, including all tax returns contemplated under Section 3.16, and Seller shall be responsible for making any required payments with respect to such returns, including any deficiencies, and interest and penalties thereon, resulting from subsequent adjustments to such returns.





STOCK PURCHASE AGREEMENT - Page 11

       (b) Conduct of Tax Audits. Seller and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax determination or tax-related legal proceeding affecting a tax liability of the Company (whether before or after the Closing Date) or in connection with a determination of any tax liability or treatment (including the preparation of any tax liability or treatment relating to the Company) and to make available to each other party a reasonable amount of time, at no cost to such party, of its employees and officers, together with documents, correspondence, reports and other materials bearing on such tax inquiry, examination, proceeding or determination of tax liability or treatment, provided that Buyer (or Company after Closing) shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.


     5.4 CLOSING COSTS. All Seller's closing costs shall be paid by Seller. Any charge for extraordinary accounting fees, extraordinary auditing fees and expenses paid or accrued by the Company in connection with this transaction shall be treated as an expense of Seller and not an expense of the Company, and Seller shall reimburse the Company therefor prior to the Closing. Seller and Buyer shall be responsible for the fees of their respective attorneys. Seller and Buyer shall indemnify the other from any claims, loss, damage or expense incurred as a result of any claim of commission, brokers' fees or finders' fees claimed by, through or under such other party.


     5.5 GOVERNMENT FILINGS. Seller and Buyer shall, as soon as possible, make any and all filings required to be made by it with any and all governmental authorities in connection with the consummation of the transactions contemplated herein. Accordingly, and not in limitation of the preceding sentence, Buyer shall promptly file, after the execution of this Agreement, at its expense, an application to acquire control of the Company (the "Form A") with the Insurance Commissioner of State of the Texas (the "Commissioner").

    Each party shall furnish the other party with any information, certificates and other documents in a timely manner and shall cooperate with the other party in all ways necessary to effect such filings.


                     ARTICLE VI - CONDITIONS TO OBLIGATIONS


     6.1 CONDITIONS TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions:

       (a) Each and every representation and warranty of Seller contained in this Agreement shall be true in all respects at the Closing.

       (b) Seller and the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing, including obtaining Bankruptcy Court approval of this transaction.





STOCK PURCHASE AGREEMENT - Page 12

       (c) Buyer shall have been furnished with an opinion of counsel for Seller, dated as of the Closing Date, to the effect that:

           (i) The corporate existence, due organization, good standing of the Company and the ability of Seller and the Company to enter into the Agreement are as represented and warranted in Sections 3.1, 3.2 and 3.3 of the Agreement.

           (ii) The authorized capital stock of the Company consists of 400,000 shares of common stock, $1.00 par value per share, of which 370,000 shares are outstanding. All of the outstanding shares of the Company's common stock have been validly issued and are fully paid and non-assessable. The Company does not have any outstanding subscriptions, options, warrants, rights, or other agreements or commitments obligating the Company to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock.

           (iii) Seller owns of record 100% of the shares of the Company's common stock, free and clear of all liens, claims, and encumbrances. Seller is not a party to any agreement which would restrict the sale or transfer of the shares of the Company's Common Stock or otherwise restrict its performance of the terms of the Agreement.

           (iv) Except as divulged in this Agreement, such counsel does not know of or have reason to believe that either the Seller, or the Company is a party to any pending suit, action or investigation or inquiry by any governmental body or legal, administrative or arbitration proceedings relating to or affecting the Company's assets or business.

           (v) Except as provided in Section 3.23 of the Agreement, neither Seller nor the Company is subject to any court decree or any statute or regulation requiring it to notify or obtain the consent or approval of any federal, state or local government or governmental body or authority for the consummation of the transactions contemplated hereby.

           (vi) The Company has filed all notifications and obtained all required consents, commitments, requests for transfer of permits, required by any federal, state or local statute regulation or ordinance or any judgment, order, consent, decree, settlement, or judicial, including the final order of the Bankruptcy Court approving this transaction.

           (vii) The instruments of conveyance delivered to Buyer at the Closing have been duly and properly executed and delivered, and Seller has taken all actions necessary to vest in Buyer full and complete right, title and interest in and to the Stock, free and clear of all liens, claims and encumbrances.





STOCK PURCHASE AGREEMENT - Page 13

       (d) No action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement, or the consummation of the transactions contemplated in this Agreement.

       (e) Buyer shall have received all authorizations, regulatory clearances or other governmental or third party consents or approvals (including Commissioner's orders approving Buyer's Form A; rescinding Commissioner's Order No. 95- 0970, referred to in Sec. 3.20, and releasing the Company from any restrictions in Commissioner's Order No. 93-0347, dated March 25, 1993, included in Schedule 3.23), necessary to Buyer in the ownership and operation of the Company.

       (f) Buyer, shall not have received notice of any material adverse change in the financial condition and actuarial valuations of the Company since December 31, 1995.

       (g)     The Company shall have maintained its Certificate of Authority.


     6.2 CONDITIONS TO OBLIGATIONS OF SELLER. All of the obligations of the Seller hereunder are subject to the fulfillment of each of the following conditions:

       (a) Each and every representation and warranty of Buyer contained in this Agreement shall be true in all respects at the Closing.

       (b) Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

       (c) The Seller shall have been furnished with an opinion of Thompson, Coe, Cousins & Irons, L.L.P., counsel for Buyer, dated as of the Closing Date to the effect that the corporate existence, due organization, good standing and ability of Buyer to enter into this Agreement are as warranted and represented in Sections 4.1, 4.2 and 4.3 hereof and that it knows of no reason why Buyer cannot perform its obligations hereunder. Thompson, Coe, Cousins & Irons, L.L.P. has no knowledge of the financial ability of the Buyer.

     6.3    NON-FULFILLMENT OF CONDITIONS.

       (a) In the event that any of the conditions set forth in Section 6.1 have not been fulfilled as of the Closing Date, Buyer, may, at its option, by written notice to Seller, render its obligations hereunder null and void, and thereupon this Agreement shall be of no further force or effect whatsoever and Buyer shall be entitled to recover the Earnest Money, except that the foregoing shall not be deemed to affect in any way any right of action which Buyer shall have against Seller to enforce specific performance hereunder. Notwithstanding the foregoing, if the Commissioner's orders approving of the Form A (referred to in Sec. 5.5), rescinding Commissioner's Order No. 95-0970, and releasing the Company from any restrictions in Commissioner's Order No. 93-0347, dated March 25, 1993, included in Schedule 3.23 have not been received by June 27, 1996, the Closing Date shall be extended from day to day until such orders are obtained, not to exceed forty-nine (49) days.





STOCK PURCHASE AGREEMENT - Page 14

       (b) In the event that any of the conditions set forth in Section 6.2 have not been fulfilled as of August 15, 1996, Seller may, at its option, by written notice to Buyer, render its obligations hereunder null and void, and thereupon this Agreement shall be of no further force and effect whatsoever.

       (c) In the event that the conditions set forth in 6.1 have been fulfilled and Buyer fails or refuses to consummate this Agreement and complete the acquisition of this Stock on or before August 15, 1996, Seller shall be entitled to recover from Buyer, as liquidated damages and full compensation for such failure or refusal by Buyer, the amount of $25,000.

                      ARTICLE VII - DELIVERIES AT CLOSING


     7.1 DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller will deliver to Buyer the following documents, in form and substance satisfactory to Buyer's counsel:

       (a) Share certificates representing all of the Stock, duly endorsed for transfer to Buyer or with separate stock transfer powers duly endorsed by Seller for transfer of the Stock to Buyer;

       (b)     The Certificate of Authority of the Company;

       (c) The corporate seal (if available), the minute book, and the stock records of the Company;

       (d) All other books and records of the Company necessary and reasonable for the operation of the Company;

       (e) Resignations of all officers and members of the Board of Directors of the Company, to be effective as of the Closing;

       (f) The opinion of Seller's counsel provided for in Section 6.1(d) hereof, and

       (g)     Order of the Bankruptcy Court approving this transaction.


     7.2 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer will deliver to Seller:

       (a) A bank wire transfer in the amount of the Purchase Price required by Section 2.1 hereof;

       (b) A copy of a resolution of Buyer's Board of Directors, certified by Buyer's Secretary as having been duly adopted and being in full force and effect, authorizing Buyer's execution and performance of this Agreement, and





STOCK PURCHASE AGREEMENT - Page 15

       (c) The opinion of Buyer's counsel provided for in Section 6.2(c) hereof.


                         ARTICLE VIII - INDEMNIFICATION


     8.1 INDEMNIFICATION BY SELLER. Seller agrees to save, indemnify and hold Buyer harmless from and against:

    (a) any and all liabilities and obligations of the Company (including, but not limited to, any errors and omissions or bad faith claims) which are applicable to the operation of the Company's business up to and including the Closing Date, to the extent not reflected as a recorded liability on the Statutory Financial Statements delivered to Buyer pursuant to Section 3.11, including any liabilities, contingent or otherwise, arising as a result of the transactions contemplated in Section 5.3 herein and the other transactions occurring hereunder;

    (b) any and all loss, liability or damage resulting from any misrepresentation or breach of warranty by Seller or non-fulfillment of any covenant or condition to be performed or complied with by Seller under the terms of this Agreement; and

    (c) all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.


     8.2 INDEMNIFICATION BY BUYER. Buyer agrees to save, indemnify and hold Seller harmless from and against:


    (a) any and all loss, liability or damage resulting from any misrepresentation or breach of warranty by Buyer or non-fulfillment of any covenant or condition to be performed or complied with by Buyer under the terms of this Agreement; and

    (b) all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.


     8.3 SATISFACTION OF LOSS. Any loss incurred by Seller or Buyer, as the case may be, for which it is to be indemnified hereunder shall be paid promptly by the indemnifying party.


     8.4 DURATION AND LIMIT. Indemnification by either Buyer or Seller hereunder shall not be a basis for any action filed after the duration of the warranties and representations of the parties, as provided in Article III and
Article IV, have expired. Furthermore, the limit of liability of Seller for any and all breach of representation and warranties, and for all rights of





STOCK PURCHASE AGREEMENT - Page 16
indemnification by Buyer hereunder, shall be limited to an amount, in the aggregate, not to exceed the Purchase Price.


                           ARTICLE IX - MISCELLANEOUS


     9.1 NOTICES. Any notices hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by the first business day after being sent by overnight courier (such as Federal Express), or on the second business day after being deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, or upon the sender receiving confirmation of receipt if sent by electronic facsimile transmission, addressed or sent, as follows:


           IF TO SELLER:

               Mr. G. Nash Lamb
               Rubus Realty Company
               900 Jackson Street, Suite 670
               Dallas, Texas  75202

               Facsimile (214) 741-3760



                  WITH A COPY TO:

               Mr. William F. Davis
               William F. Davis & Assoc., P.C.
               201 Broadway S.E.
               P. O. Box 6
               Albuquerque, New Mexico  87103

               Facsimile (505) 247-3185


           IF TO BUYER:

               Mr. Howard Haun
               The Company Doctor
               5215 N. O'Connor, Suite 1800
               Irving, Texas  75039

               Facsimile  (214) 401-0839



STOCK PURCHASE AGREEMENT - Page 17

               WITH A COPY TO:

                 Mr. Emory L. White, Jr.
                 Thompson, Coe, Cousins & Irons, L.L.P.
                 200 Crescent Court, 11th Floor
                 Dallas, Texas  75201

                 Facsimile:  (214) 871-8209



or at such other name of person, address or facsimile phone number as a party may from time to time specify by notice in writing to the other party, given in the manner provided in this section.

    9.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

    9.3 ASSIGNMENT. Buyer may assign or otherwise transfer its interest under this Agreement, in which case the assignee shall be entitled to the benefit of and may enforce the Seller's covenants, representations and warranties hereunder. As used in this Agreement, the term "Buyer" shall be deemed to include any assignee or other transferee of the initial Buyer. It is provided, however, that the undersigned Buyer shall be responsible for the actions of any assignee, as regards such assignee's actions hereunder as "Buyer", and shall remain obligated under the representations and warranties of
Article IV notwithstanding any assignment. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

    9.4 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties and may be modified only by instruments signed by both of the parties hereto.

    9.5 DOCUMENTS. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.6 THIRD PARTIES. Nothing in this Agreement is intended to confer any right or remedy under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns.

    9.7 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Texas without reference to the choice of law principles thereof. The parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue in the courts of Dallas County, Texas and of any federal court located therein in connection with any permitted action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with this





STOCK PURCHASE AGREEMENT - Page 18

Agreement, or a breach of this Agreement or any such document or instrument.


    9.8 CONDITION PRECEDENT. It is a condition precedent to the Seller's obligation hereunder that the Required Consents are obtained, and the execution hereof by Seller's officer or representative is conditioned upon such Required Consents, except that such officer or representative agrees to cause this Agreement to be presented to the Official Committee of Unsecured Creditors and to the Bankruptcy Court for approval as soon as reasonably possible.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 BUYER:

                                 THE COMPANY DOCTOR


                                 By: /s/ DONALD F. ANGLE, M.D.
                                    -------------------------------------------
                                    Donald F. Angle, M.D., President


                                 SELLER:

                                 REBUS REALTY COMPANY


                                 By: /s/ G. NASH LAMB
                                    -------------------------------------------
                                    G. Nash Lamb, President





STOCK PURCHASE AGREEMENT - Page 19